Exhibit 99.1

Conn’s, Inc. Announces Issuance of Asset Backed Notes

BEAUMONT, Texas--(BUSINESS WIRE)--May 1, 2012--Conn’s, Inc. (NASDAQ: CONN), a specialty retailer of home appliances, furniture, mattresses, consumer electronics, computers and lawn and garden products today announced that a subsidiary issued $103.7 million of BBBsf-rated, fixed-rate notes to provide additional liquidity and support for the Company's growth plans.

"We are re-entering the securitization financing market and diversifying our access to the debt capital markets. We expect the securitization market to provide us a low-cost, fixed-rate source of funding over time, with favorable covenant requirements, to support our growth plans," commented Theodore M. Wright, the Company’s Chairman and CEO.

The notes bear interest at 4.0% and were sold at a discount to deliver a 5.21% yield, before considering transaction costs. The Company estimates that, as a result of the transaction, its interest expense will increase approximately $2.2 million during fiscal year 2013. The Company is not revising its previous diluted earnings per share guidance of $1.20 to $1.30 for fiscal 2013 for this transaction. The principal balance of the notes, which are secured by certain customer receivables, will be reduced on a monthly basis by collections on the underlying customer receivables. While the final maturity for the notes is April 2016, the Company currently expects to repay any remaining outstanding note balance in April 2013 using cash flows from operations, borrowings under existing credit facilities or other capital transactions. Jefferies & Company, Inc. served as sole bookrunner and initial purchaser for the transaction.

Net proceeds from the offering were used to repay borrowings under the Company’s revolving credit facility. As a result, the Company had approximately $145 million of immediately available borrowing capacity under the revolving credit facility at April 30, 2012, and an estimated additional $110 million that could become available upon increases in eligible inventory and customer receivable balances under the borrowing base.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 65 retail locations in Texas, Louisiana and Oklahoma: with 22 stores in the Houston area, 15 in the Dallas/Fort Worth Metroplex, seven in San Antonio, three in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and two in Oklahoma. The Company’s primary product categories include:

●	Home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
●
Consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, Blu-ray and DVD players, video game equipment, portable audio, MP3 players and home theater products;

●	Furniture and mattresses, including furniture for the living room, dining room, bedroom and related accessories and mattresses; and
●	Home office, including desktop, notebook and netbook computers, tablets, printers and computer accessories.

Additionally, the Company offers a variety of products on a seasonal basis, including lawn and garden equipment, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans. In the last three years, the Company financed, on average, approximately 61%, including down payments, of its retail sales under its in-house financing plan.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

●	the Company's growth strategy and plans regarding opening new stores and entering new markets;
●	the Company's intention to update, relocate or expand existing stores;
●	the effect of closing or reducing the hours of operation of existing stores;
●	the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
●	the Company's ability to introduce additional product categories;
●	sales trends in the home appliances, consumer electronics and furniture and mattress industries and the Company's ability to respond to those trends;
●	changes in product sales or gross margin trends;
●	the pricing actions and promotional activities of competitors;
●	relationships with the Company's key suppliers;
●	changes in outstanding balance, delinquency and loss trends in the receivables portfolio;
●	the Company’s ability to offer flexible financing programs;
●	changes in the interest and fee yield earned on the receivables portfolio;
●	changes in the Company’s underwriting and collection practices and policies;
●	changes in the costs to collect the receivables portfolio;
●	the Company’s ability to amend, renew or replace its existing debt or other credit arrangements before the maturity dates of such arrangements;
●
the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;

●	the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company;
●
the ability of the Company to maintain compliance with the covenants in its debt and other credit arrangements or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;

●	changes in covenant requirements in future debt and other credit arrangements;
●
reduced availability under the Company’s credit facilities as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;

●	the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
●	the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
●	the cost of any amended, renewed or replacement debt or other credit arrangements;
●	interest rates;
●	general economic and financial market conditions, including conditions in the capital markets;
●	weather conditions in the Company's markets;
●	the outcome of litigation or government investigations;
●	changes in the Company's stock price; and
●	the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed on April 12, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Michael J. Poppe, (409) 832-1696 Ext. 3294
Chief Operating Officer
or
Investors:
S.M. Berger & Company
Andrew Berger, (216) 464-6400